As filed with the Securities and Exchange Commission on September 19, 2005

Registration No. 333-120722

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN GOLDRUSH CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	1040	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1155 West Pender, Suite 708

Vancouver, British Columbia V6E 2P4

Tel: (604) 974-1175

(Address and telephone number of Registrant’s principal executive offices)

David Lubin & Associates

92 Washington Avenue

Cedarhurst, NY 11516

                Tel: (516) 569-9629

(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

David Lubin, Esq.
David Lubin & Associates
92 Washington Avenue
Cedarhurst, NY 11516
Tel: (516) 569-5053
Facsimile No.: (516) 569-5053

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value (2)	9,557,350	$0.001 (1)	$9,557.35	$1.21

Common Stock, no par value (3)	28,500,000	$0.74966667 (4)	$21,365,500.00	$2,713.42

Total	38,057,350	$0.001	$21,375,057.45	$2,714.63(5)

(1)

There is no current market for the securities and the price at which the shares held by the selling security holders will be sold is unknown. The book value of the registrant is a negative number and the registrant’s common stock has no par value. The Company believes that the calculations offered pursuant to Rule 457(f)(2) are not applicable and, as such, the registrant has valued the registration fee based on $.001 per share.

(2)	Represents shares of our common stock currently outstanding.

(3)

Represent shares of common stock are issuable upon the exercise of our Class A, Class B and Class C warrants to purchase an aggregate of 28,500,000 shares of common stock, with Class A, Class B and Class C warrants each exercisable to purchase 9,500,000 shares of common stock at an exercise price of $0.082 (CDN $0.10) per share, $1.197 (CDN $1.46) per share and $1.246 (CDN $1.52), respectively. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(4)

Pursuant to Rule 457(g), calculated based upon the weighted-average exercise price of the Class A, B and C warrants. These warrants are exercisable for (a) in the case of the Class A warrants, 9,500,000 shares at an exercise price of $0.082, (b) in the case of the Class B warrants, 9,500,000 shares at an exercise price of $1.197 and (c) in the case of the Class C warrants, 9,500,000 shares at an exercise price of $1.246.

(5)	Fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS, SUBJECT TO COMPLETION, DATED ______, 2005

AMERICAN GOLDRUSH CORPORATION

EXPLANATORY NOTE:

We are filing this Post-Effective Amendment No. 1 to our Registration Statement on Form F-1 (Registration No. 333-120722)(the “Registration Statement”) declared effective on May 19, 2005, in order to add a recent transaction in the section entitled “Certain Relationships and Related Transactions” on page 29 of the Registration Statement. This transaction was between the Company and Fred Coombes, an owner of more than 10% of the Company’s outstanding common stock.

Certain Relationships and Related Transactions

On August 29, 2005, the Company entered into a bridge loan agreement with Fred Coombes pursuant to which Mr. Coombes made a loan to the Company in the amount of CDN$50,000. This loan is unsecured and bears interest at the Bank of Canada Prime Rate plus 1%. The principal and all accrued but unpaid interest are due and payable on August 29, 2006. The Company has the right to pre-pay the principal and all accrued but unpaid interest upon 15 days’ prior written notice delivered to Mr. Coombes. Mr. Coombes is the beneficial owner of more than 10% of the Company’s oustanding common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on September 19, 2005

AMERICAN GOLDRUSH CORPORATION

By:	/s/Ronald Blomkamp

Ronald Blomkamp

President and Chief Executive Officer

Principal Executive Officer and

Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ronald Blomkamp Ronald Blomkamp	Director, President and Chief Executive Officer Principal Executive Officer and Principal Accounting Officer	September 19, 2005
/s/ Scott Praill Scott Praill	Director	September 19, 2005
/s/ Robert Cann Robert Cann	Director	September 19, 2005
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES By: /s/ David Lubin		September 19, 2005

4

Exhibit Numbers	Description of Document
*3.1	Articles of Incorporation of the Company
*3.2	Articles of Amendment
*3.3	By-Laws of the Company
*4.1	Specimen Common Stock Certificate
***5.1	Opinion of Morton & Company.
*10.1	Form of Class A Warrant
*10.2	Form of Class B Warrant
*10.3	Form of Class C Warrant
*10.4	Agreement between the Company and Ronald Blomkamp dated September 30, 2003
*10.5	Property Option Agreement with Randy Polischuk
*10.6	Agreement between the Company and Scott Praill dated September 30, 2003
**10.7	Amendment No. 1 to the Property Option Agreement
***10.8	Bridge Loan Agreement, made as of March 22, 2005, by and between the Company and Igman Consulting
****10.9	Bridge Loan Agreement, made as of August 29, 2005, by and between the Company and Fred Coombes
***23.1	Consent of BDO Dunwoody LLP
***23.2	Consent of Morton & Company (Included in Exhibit 5.1)

* Previously filed with the Company’s registration statement on Form F-1, Registration No. 333-120722, submitted to the SEC on November 23, 2004.

**Previously filed with the Company’s Amendment No. 1 to the registration statement on Form F-1, Registration No. 333-120722, submitted to the SEC on January 25, 2005.

***Previously filed with the Company’s Amendment No. 3 to the registration statement on Form F-1/A, Registration No. 333-120722, submitted to the SEC on April 12, 2005.

**** Filed herewith.